Exhibit 12.2

Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Nine Month Period ended
September 30, 2004
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$412,601
Plus:
Fixed Charges (excluding capitalized interest)	216,681

Total Earnings	$629,282

Fixed Charges:
Interest expensed and capitalized	$213,768
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,114
An estimate of the interest component within rental expense	1,799

Total Fixed Charges before preferred dividends	216,681

Preferred dividends	24,974
Ratio of pre tax income to net income	1.217

Preferred dividend factor	30,386

Total fixed charges and preferred stock dividends	$247,067

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.55

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$412,601
Plus:
Fixed Charges (excluding capitalized interest)	157,989

Total Earnings	$570,590

Fixed Charges:
Interest expensed and capitalized	$155,076
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,114
An estimate of the interest component within rental expense	1,799

Total Fixed Charges before preferred dividends	157,989

Preferred dividends	24,974
Ratio of pre tax income to net income	1.217

Preferred dividend factor	30,386

Total fixed charges and preferred stock dividends	$188,375

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.03